UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest
event reported) October 12, 2012	Commission File Number 000-26076

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD 21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Senior Notes Offering and Indenture

On October 12, 2012, Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), issued $500 million aggregate principal amount of 6.125% Senior Notes due 2022 (the “Notes”), which mature on October 1, 2022, pursuant to an indenture, dated October 12, 2012 (the “Indenture”) by and among STG, the Company and the other guarantors identified therein (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee.

The net proceeds from the offering of the Notes will be used to fund the acquisition of Newport Television and other pending acquisitions, to pay down outstanding indebtedness under STG’s revolving credit facility, and for general corporate purposes. The acquisition of Newport Television is expected to close no earlier than December 2012. In the event that the acquisitions are not completed, then we expect to use the net proceeds from this offering to reduce outstanding indebtedness and for general corporate purposes.

The Notes were priced at 100.0% of their principal amount and will bear interest at a rate of 6.125% per annum payable semi-annually on April 1 and October 1, commencing on April 1, 2013. Prior to October 1, 2017, STG may redeem the Notes, in whole or in part, at any time or from time to time at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium as set forth in the Indenture.  Beginning on October 1, 2017, STG may redeem some or all of the Notes at any time or from time to time at the redemption prices set forth in the Indenture.  In addition, on or prior to October 1, 2015, STG may redeem up to 35% of the Notes using the proceeds of certain equity offerings.  Upon the sale of certain of STG’s assets or certain changes of control, the holders of the Notes may require STG to repurchase some or all of the Notes.

STG’s obligations under the Notes, as set forth in the Indenture, are jointly and severally guaranteed by the Guarantors.

The Indenture contains certain restrictive covenants including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, acquisitions, sales and other dispositions of assets and affiliate transactions.  These covenants are subject to a number of exceptions and limitations as described in the Indenture.  The Indenture also includes events of default, including certain cross-default and cross-acceleration provisions, customary for an agreement of its type.

The Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. Absent registration, the Notes currently may be sold only pursuant to an applicable exemption from the requirements for registration.  The offering of the Notes was made only to ‘qualified institutional buyers’ (as defined in Rule 144A under the Securities Act) and, outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

Registration Rights Agreement

Concurrent with STG’s entering into the Indenture, STG also entered into a registration rights agreement by and among STG, the Guarantors and Wells Fargo Securities LLC as representative for Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey Inc. (the “Registration Rights Agreement”). Under the Registration Rights Agreement, STG and the Guarantors have agreed to use their reasonable best efforts to (i) file a registration statement on Form S-4 (the “Exchange Offer Registration Statement”) covering an offer to exchange (the “Exchange Offer”) the Notes for new notes in the same aggregate principal amount as and with terms identical in all respects to (other than with respect to applicable transfer restrictions) the Notes,(ii) cause the Exchange Offer Registration Statement to be declared effective and (iii) consummate the Exchange Offer not later than 60 days after such effective date.  The Exchange Offer shall remain open for not less than 20 business days.

Under certain circumstances, STG and the Guarantors may be required to use their reasonable best efforts to (a) file a shelf registration statement relating to the resale of the Notes (the “Resale Shelf”), (b) have the Resale Shelf be declared effective, and (c) keep the Resale Shelf continuously effective for two years or such shorter period that will terminate when all the registrable securities covered by the Resale Shelf have been sold thereunder.

STG will be required to pay additional interest on the Notes if it fails to comply with its obligations to register the Notes within the specified time periods or, after any registration statement relating to the Notes becomes effective, if such registration statement ceases to be effective or the prospectus contained therein ceases to be usable for certain time periods described in the Registration Rights Agreement.

The foregoing summary does not purport to be a complete statement of the terms and conditions of the Indenture, the Registration Rights Agreement and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, and both of which are incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

4.1                               Indenture, dated as of October 12, 2012, by and among Sinclair Television Group, Inc., the Guarantors identified therein and U.S. Bank National Association, as trustee.

4.2                               Registration Rights Agreement, dated as of October 12, 2012, by and among Sinclair Television Group, Inc., the Guarantors identified therein and Wells Fargo Securities LLC as representative for Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc.

99.1                        Press Release dated October 12, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President / Chief Accounting Officer

Dated: October 17, 2012